Exhibit 5.2

June 13, 2024

KWESST Micro Systems Inc.

155 Terence Matthews Crescent,

Unit #1, Ottawa, Ontario, K2M 2A8

Re: Prospectus Supplement to Registration Statement on Form F-3 (File No. 333-277196)

Ladies and Gentlemen:

We have acted as United States counsel to KWESST Micro Systems Inc., a corporation incorporated under the laws of British Columbia, Canada (the "Company"), in connection with a Prospectus Supplement to a Registration Statement on Form F-3 (File No. 333-277196) (the "Prospectus Supplement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of an aggregate of 2,900,000 common shares of the Company, no par value per share (the "Common Shares"), pursuant to that certain Placement Agency Agreement, dated June 12, 2024 (the "Placement Agency Agreement"), between the Company and ThinkEquity LLC (the "Placement Agent"). In addition, the Company has agreed to issue and sell to the Placement Agent an aggregate of 145,000 placement agent warrants, representing 5% of the Common Shares purchased on the Closing Date (each, a "Placement Agent's Warrant"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Placement Agency Agreement.

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and, except to the extent expressly stated in the opinion contained herein, that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, and assuming that (i) the Registration Statement and all amendments thereto (including post-effective amendments) is and will continue to be effective under the Securities Act, (ii) the Company is duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization, (iii) any applicable purchase, underwriting or similar agreement, and any other applicable agreement with respect to the Placement Agent's Warrants offered or sold, will or have been duly authorized and validly executed and delivered by the Company, and (iv) any securities issuable upon exercise of the Placement Agent's Warrants being offered or sold will be duly authorized, created and, if appropriate, reserved for issuance upon such exercise, we are of the opinion that the Placement Agent's Warrant, when issued and delivered against payment of the consideration therefor, as contemplated in the Prospectus Supplement and in accordance with the terms of the Placement Agency Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

161 Bay Street | Suite 4310 | Toronto, ON M5J 2S1 Canada | T 416.367.7370 | F 416.367.7371 | dorsey.com

KWESST Micro Systems Inc.

June 13, 2024

Our opinion set forth above are subject to the following qualifications and exceptions:

(a) Our opinion set forth above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinion set forth above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person's or entity's negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(d) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinion expressed above is limited to the corporate laws of the State of New York.

We are furnishing this opinion in connection with the filing of the Prospectus Supplement, and hereby consent to the reference to our firm under the headings "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

RBR/JBG